Exhibit (h)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) by and between INNOVATION ACCESS FUND, a Delaware statutory trust (the “Fund”), and BREAKWATER GROUP DISTRIBUTION SERVICES, LLC, a Delaware limited liability company (the “Distributor”), is dated as of November 13, 2025 and effective as set forth in Section 9(a) of this Agreement.

WITNESSETH:

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end, non-diversified management investment company; and

WHEREAS, the Fund is authorized to issue shares of beneficial interest in the Fund (“Shares”); and

WHEREAS, the Distributor is a securities firm engaged in the business of selling interests of investment companies through other securities dealers; and

WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other with respect to the offering of the Fund’s Shares.

NOW, THEREFORE, the parties agree as follows:

Section 1. Appointment of the Distributor; Offering.

(a) Subject to the terms and conditions of this Agreement, the Fund hereby appoints the Distributor as a non-exclusive distributor in connection with the distribution of the Shares, and the Distributor hereby accepts such appointment.

(b) The Distributor agrees to use its reasonable best efforts to offer and sell Shares to investors that the Distributor reasonably believes meet the eligibility requirements set forth in the Fund’s private offering memorandum (“Offering Memorandum”) and to use all reasonable efforts to assist the Fund in obtaining performance by each prospective investor who submits a completed Investor Certificate (as defined below) to his/her broker, dealer or other financial -intermediary.

(c) Unless otherwise agreed by the parties hereto, unaffiliated brokers or dealers retained by the Distributor to act as selling agents (“Selling Agents”) shall be responsible for reviewing each completed investor certificate (“Investor Certificate”) to confirm that it has been completed in accordance with the instructions thereto. The prospective investor’s Selling Agent, in its sole discretion, may reject any Investor Certificate that is not completed to its satisfaction and the Fund shall be under no obligation to accept any Investor Certificate.

(d) The Distributor acknowledges that Shares will be offered and sold only as set forth in the Offering Memorandum and the Fund’s Declaration and Agreement of Trust.

(e) The Fund may suspend or terminate the offering of the Shares at any time as to specific classes of investors (to the extent such separate classes are permitted and established by applicable law, rule or order), as to specific jurisdictions or otherwise. Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall suspend solicitation of purchases of Shares in accordance with such terms until the Fund notifies the Distributor that such solicitation may be resumed.

(f) It is acknowledged and agreed that the Distributor is not obligated to sell any specific number of Shares or to purchase any Shares for its own account. The Fund shall be entitled to appoint additional distributors.

Section 2. Agency. In offering Shares, the Distributor shall act solely as an agent of the Fund and not as principal.

Section 3. Duties of the Fund.

(a) The Fund shall take, from time to time, but subject always to any necessary approval of the board of trustees of the Fund (the “Board of Trustees”) or of the shareholders of the Fund (the “Shareholders”), all necessary action to fix the number of authorized Shares to the end that there will be available for sale such number of Shares as the Distributor reasonably may be expected to sell.

(b) For purposes of the offering of Shares, the Fund will furnish to the Distributor copies of the Offering Memorandum, the Investor Certificate and any other documentation for use in, the private offering of Shares. Additional copies of such documents will be furnished to the Distributor at no cost to the Distributor in such numbers as reasonably requested. The Distributor is authorized to furnish to prospective investors only such information concerning the Fund and the offering as may be allowed by applicable law and contained in the Offering Memorandum, the Fund’s formation documents, or any other documents (including sales material), if approved by the Fund.

(c) The Fund shall furnish to the Distributor copies of all financial statements of the Fund which the Distributor may reasonably request for use in connection with its duties hereunder, and this shall include, upon request by the Distributor, one certified copy of all financial statements prepared for the Fund by independent public accountants.

(d) The Fund shall use its best efforts to qualify and maintain the qualification of the Shares for sale under the securities laws of such jurisdictions as the Distributor and the Fund may approve. Any such qualification may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund in connection with such qualification.

(e) The Fund will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Fund.

(f) The Fund will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

Section 4. Duties of the Distributor.

(a) In addition to selling the Fund (as described in Section I), the Distributor may furnish personal investor services and account maintenance services to Shareholders of the Fund (“Shareholder Services”), and/or retain Selling Agents whose clients purchase Shares to provide Shareholder Services to Shareholders who are clients of such Selling Agents. Shareholder Services shall include, but shall not be limited to:

(i)	handling inquiries from Shareholders regarding the Fund, including but not limited to questions concerning their investments in the Fund, and reports and tax information provided by the Fund;
(ii)	assisting in the enhancement of communications between Shareholders and the Fund;
(iii)	notifying the Fund of any changes to Shareholder information, such as changes of address;
(iv)	providing such other information and Shareholder Services as may be reasonably requested by the Fund or, in the case of Selling Agents, by the Distributor;
(v)	assisting in any transfer of Shares, which may only be made in accordance with the terms of the Offering Memorandum; and
(vi)	assisting in any repurchase offers conducted by the Fund, including, but not limited to: delivering to each Shareholder in a timely manner any applicable repurchase offer material, responding to client inquiries about procedures for tendering Shares, tendering Shares on behalf of Shareholders that wish to participate in the repurchase offer, remitting repurchase proceeds to the appropriate Shareholders, and in the event the Fund is required to pro rate repurchase offers, determining correct allocations among Shareholders of any repurchase proceeds and any Shares not purchased in the repurchase offer.

(b) The Distributor shall devote reasonable time and effort to its duties hereunder. The services of the Distributor to the Fund hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

(c) In performing its duties hereunder, the Distributor shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the marketing and sale of securities, including assuring that the offering of Shares is conducted in a manner: (i) that qualifies as a private placement of the Shares in any jurisdiction in which the Shares are offered; (ii) that complies with the requirements of Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); and (iii) that complies with the applicable law and rules in any such jurisdiction in which such offering of Shares is made. In performing its duties, the Distributor will adhere to the limitations on how to conduct the offering of Shares and all other requirements of the Fund as set forth in the Offering Memorandum.

(d) The Distributor shall adopt and follow procedures, as approved by the officers of the Fund, for the confirmation of sales to investors and Selling Agents, the collection of amounts payable by investors and Selling Agents on such sales, the assurance that each Selling Agent is required to have reasonable procedures in place to ensure that any investor in the Fund is a “qualified client” as defined in Rule 205-3 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act and the cancellation of unsettled transactions, as may be necessary to comply with applicable requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as such requirements may from time to time exist.

(e) The Distributor shall use the facilities, rules and procedures of the National Securities Clearing Corporation (NSCC) Fund Settlement, Entry and Registration Verification System (Fund/SERV System) for the payment for and delivery of Shares.

Section 5. Selling Agent Agreements

(a) The Distributor shall have the right to enter into agreements with Selling Agents (substantially in the form included in Schedule A) with the Selling Agents listed in Schedule B or such other brokers, dealers or other financial intermediaries deemed by the Distributor to be well positioned to.(i) sell Shares and (ii) provide, or arrange for the provision of, Shareholder Services; provided that the Distributor shall periodically inform the Board of Trustees of its entrance into a Selling Agent Agreement. Shares sold to Selling Agents shall be for resale by such dealers only. Notwithstanding the foregoing, the Distributor may enter into a Selling Agent Agreement that is materially different than the form included in Schedule A so long as the Distributor receives the prior written consent of the Board of Trustees, including a majority of the Trustees who are not “interested persons,” as such term is defined by the Investment Company Act, of the Fund.

(b) Within the United States, the Distributor shall offer and sell Shares only to such Selling Agents as are members in good standing of FINRA.

Section 6. Fees.

(a) The Distributor or Selling Agents may (except with respect to Class W shares and Class I shares), in their discretion, impose a sales load to each investor on the purchase price of its Shares of up to 2.50% as specified in the Offering Memorandum upon acceptance of the investor’s purchase of Shares by the Fund’s administrator, transfer agent or Selling Agent; provided that the Distributor or Selling Agent shall have the authority to adjust or waive the sales load in particular cases, each in its sole discretion and instead may charge clients transaction fees or other transaction charges in such amounts as they may determine.

(b) As compensation for providing or arranging for the provision of Shareholder Services and ongoing distribution services (as set forth in Section 1), Class A shares of the Fund are subject to ongoing distribution and shareholder fees, paid monthly, in an amount not to exceed 0.85% (on an annualized basis) of the net asset value of Class A shares of the Fund.

(c) As compensation for providing or arranging for the provision of Shareholder Services, Class W shares of the Fund are subject to ongoing servicing fees, paid monthly, in an amount not to exceed 0.25% (on an annualized basis) of the net asset value of Class W shares of the Fund.

Section 7. Payment of Expenses.

(a) The Fund shall bear all of its own costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements under the Investment Company Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with FINRA and preparing and mailing annual and interim reports and proxy materials to existing investors (including but not limited to the expense of setting in type any such registration statements, or interim reports or proxy materials).

(b) The Fund shall bear any cost and expenses of qualification of the Shares for sale pursuant to this Agreement and, if necessary or advisable in connection therewith, of qualifying the Fund as a broker or dealer in such states of the United States or other jurisdictions as shall be selected by the Fund and the Distributor and the cost and expenses payable to each such state for continuing qualification therein until the Fund decides to discontinue such qualification.

(c) The Distributor shall be responsible for any payments made to Selling Agents as reimbursement for their expenses associated with payments of sales commissions to financial consultants. In addition, after the Offering Memoranda and annual and interim reports have been prepared and set in type, the Distributor shall bear the costs and expenses of distributing any copies thereof which are to be used in connection with the private offering of Shares to Selling Agents or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by Selling Agents in connection with the private offering of the Shares.

Section 8. Indemnification.

(a) The Fund shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring any Shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that any registration statement or other offering materials, as from time to time amended and supplemented, or an annual or interim report to Shareholders of the Fund, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Fund in favor of the Distributor and any such controlling persons to be deemed to protect the Distributor or any such controlling persons thereof against any liability to the Fund or its Shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of fraud, willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement or (ii) is the Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Fund in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Fund of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Fund elects to assume the defense, such defense shall be conducted.by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons of the Distributor. In the event the Fund elects to assume the defense of any such suit and retain such .counsel, the Distributor, or such controlling person or persons of the Distributor, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Fund does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons of the Distributor, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Fund shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

(b) The Distributor shall indemnify and hold harmless the Fund, each person affiliated with the Fund, and their respective officers, directors (or Trustees, in the case of the Fund), employees, partners and shareholders from and against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section 8 but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Fund in writing by or on behalf of the Distributor for use in connection with the Offering Memorandum or other offering materials, as from time to time amended, or the annual or interim reports to Shareholders. In case any action shall be brought against the Fund or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Fund, and the Fund and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

Section 9. Duration and Termination of this Agreement.

(a) This Agreement shall become effective upon the later of: (i) its approval by a majority of the independent members of the Board of Trustees at an in-person meeting of the Board of Trustees; or (ii) FINRA’s approval of the FINRA Application. This Agreement shall remain in force for two years thereafter and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Fund, or by the Distributor, on sixty days’ written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

(c) The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

(d) In the event the offering of Shares is terminated, the Distributor will not be entitled to unrecovered compensation (except for out-of-pocket expenses).

Section 10. Amendments of this Agreement.

This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Trustees or by the vote of a majority of outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

Section 11. Governing Law.

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

INNOVATION ACCESS FUND

By:	/s/ Jennifer Shufro
Name:	Jennifer Shufro
Title:	Secretary

BREAKWATER GROUP DISTRIBUTION SERVICES, LLC

By:	/s/ Greg Jakubowsky
Name:	Greg Jakubowsky
Title:	CEO

SCHEDULE A

MASTER SELLING AND SHAREHOLDER SERVICING AGREEMENT

                        , 202

Ladies and Gentlemen:

The undersigned distributor (the "Distributor" or "us" or "we"), which is a member firm of the Financial Industry Regulatory Authority, Inc. ("FINRA," formerly the National Association of Securities Dealers, Inc.), has an agreement with each of the funds listed in Annex A, as may be amended from time to time (each a "Fund" and together, the "Funds"), pursuant to which it acts as a distributor for the sale of shares of beneficial interest in the Funds ("Shares"), the class of which is identified in Annex A.

This Master Selling and Shareholder Servicing Agreement (the "Agreement"), dated as of the date first set forth above shall be applicable to any private offering of Shares.

We have delivered or will deliver to the undersigned broker-dealer (the "Selling Agent" or "you"), for delivery to prospective purchasers of Shares, copies of the Fund’s private offering memorandum (the “Offering Memorandum”), as amended or supplemented from time to time, including the Funds' required form of investor certification (the "Investor Certification"), and other relevant written information approved and furnished by the Funds for use by prospective purchasers in connection with their purchase of Shares (collectively, the "Offering Documents").

We hereby appoint you as a Selling Agent with respect to the offering of Shares, for the purpose of finding Qualified Investors (as defined below) for the Fund pursuant to the terms of this Agreement and the terms and conditions of the Offering Memorandum, and you hereby accept such appointment, expressly upon the following terms and conditions of the Agreement and agree to use reasonable efforts to find such Qualified Investors:

1. Non-Exclusive Appointment. You agree on a non-exclusive basis to use reasonable efforts to solicit and receive offers to purchase Shares in accordance with the terms and conditions set forth in this Agreement and the Offering Documents. Nothing in this Agreement shall limit our right to make other arrangements with respect to the Shares with any person, including the appointment of other distributors or selling dealers.

2. Offering and Sale of Shares; Limitation on Activities as Selling Agent; Blue Sky.

(a) You agree to solicit and receive offers to purchase Shares: (i) only in the jurisdictions in which you and your employees maintain all licenses and registrations necessary under applicable law and regulations (including the rules of FINRA) to provide the services required to be provided by you under this Agreement; (ii) only to U.S. persons in states where notifications regarding the Shares have been duly filed or where no such notifications are required or otherwise in compliance with applicable state securities or Blue Sky laws. We agree to inform you as to the states in which notifications of the intention to sell Shares have been duly filed or where no such notification is required, but we assume no responsibility or obligation as to your right to sell Shares in any jurisdiction.

(b) The Selling Agent shall not make any offer of Shares on the basis of any communications or documents relating to the Fund or the Shares except the Offering Memorandum and any other documents supplied or prepared by SilverBay Capital Management LLC (the “Adviser”) and delivered to you by the Distributor specifically for use in making an offer of Shares. The Adviser shall have the absolute right to reject the subscription of any proposed investor to the Fund or any additional subscription for more Shares from an existing investor of the Fund.

(c) The Selling Agent will not create any offering materials or disclosure documents or agreements regarding the Fund, the Adviser, the Distributor or any of their affiliates, or make any representations, written, oral or electronic, that are inconsistent with the Offering Memorandum. The Selling Agent will keep detailed records of all contacts with potential and actual Qualified Investors and agree to provide such records to the Distributor, Adviser and the Fund from time to time, upon its request.

(d) In performing its duties hereunder, the Selling Agent shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the marketing and sale of securities. The Selling Agent agrees to conduct the offering of Shares in a manner: (i) that qualifies as a private placement of the Shares in any jurisdiction in which the Shares are offered; (ii) that complies with the requirements of Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”); and (iii) that complies with the applicable law and rules in any such jurisdiction in which such Offering is made. In performing its duties, the Selling Agent will adhere to the limitations on how to conduct the private Offering and all other requirements of the Fund as set forth in the Fund’s Offering Materials. In furtherance thereof, the Selling Agent:

(i)	will solicit only those potential investors who meet the express qualification and suitability standards to invest in the Fund as specified in the Offering Memorandum and as indicated hereinafter (each a “Qualified Investor” and collectively “Qualified Investors”);

(ii)	with respect to prospective investors whom are “U.S. Persons” (as such term is defined in Rule 902(k) of Regulation S under the Securities Act (“Regulation S”)), the Distributor will only solicit offers to purchase Shares of the Fund from prospective investors if the Distributor reasonably believes that such prospective investor is an “accredited investor,” as defined in Rule 501(a) of Regulation D under the Securities Act;

(iii)	agrees to perform its duties under this Agreement in a manner consistent with (a) the terms of this Agreement and the instructions of the Fund and the Adviser, (b) the applicable provisions of Rule 506 of Regulation D under the Securities Act, (c) the applicable rules of each self-regulatory organization of which the Distributor is a member, including FINRA and (d) all other applicable provisions of law with respect to anything done by them in relation to the Shares of the Fund; and

(iv)	will not offer for sale or sell the Shares of the Fund by means of any document or in any manner that does not comply with applicable laws, rules, regulations and judicial and administrative interpretations respecting compliance with applicable federal, state and foreign statutes and rules related to the offering of Shares.

3. Qualified Investors.

(a) You will only: (i) solicit offers to purchase Shares from persons who confirm: (A) that they have a net worth (in the case of a natural person, either as an individual or with assets held jointly with a spouse) of more than $2.2 million, excluding the value of the primary residence of such person and any debt secured by such property (up to the current market value of the residence), or otherwise meet the definition of a “qualified client” under Rule 205-3 promulgated under the Investment Advisers Act of 1940, as amended and (B) that they are an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended - such an “accredited investor” includes, among other investors, a natural person who has a net worth (or a joint net worth with that person’s spouse), excluding the value of such natural person’s primary residence, immediately prior to the time of purchase in excess of $1 million, or income in excess of $200,000 (or joint income with the investor’s spouse in excess of $300,000) in each of the two preceding years and has a reasonable expectation of reaching the same income level in the current year, and certain legal entities with total assets exceeding $5 million (together, a “Qualified Investor”) and (ii) maintain completed Investor Certifications for investors who you have determined, after reasonable inquiry, to be Qualified Investors.

(b) You agree that: (i) you have implemented procedures designed to enable you to form a reasonable belief that a prospective investor is a Qualified Investor; (ii) you will conduct all marketing and sales activity in accordance with Section 2(d) of this Agreement; (iii) you will keep records (and make them available to us promptly upon request) of the information you relied on in concluding that a prospective investor in a Fund is a Qualified Investor; and (iv) you will cooperate with the Securities and Exchange Commission ("SEC") in the event of any audit or examination of the Qualified Investor status of your clients with respect to the Shares.

(c) You understand that Shares will be subject to transfer restrictions that permit transfers only with the prior consent of the Fund’s investment adviser and to persons who are Qualified Investors and agree to provide a certification to that effect. You agree that: (i) you will not make any transfers of Shares to any of your clients unless you have received the written consent of Fund’s investment adviser to such transfer and believe that the client is a Qualified Investor; (ii) you have implemented procedures designed to enable you to form a reasonable belief that any transferee of Shares who is a client is a Qualified Investor; (iii) you will only make transfers of Shares to an account with a broker or dealer that has entered into a selling agreement with us; and (iv) confirmations of any transfer will include a statement regarding the transfer restrictions applicable to the Shares.

4. Processing of Orders. Orders for Shares received from you will be accepted through us only at the offering price applicable to each order, as set forth in the Offering Memorandum. The procedure relating to the handling of orders shall be subject to the terms of this Agreement and instructions that we or the Funds shall forward from time to time to you. All orders are subject to acceptance or rejection, in whole or in part, by the Distributor or the Funds in their sole discretion. The minimum initial and subsequent purchase requirements are as set forth in the Offering Memorandum.

Payment for and delivery of Shares will be made through the facilities, and subject to the rules and procedures, of the National Securities Clearing Corporation (NSCC) Fund Settlement, Entry and Registration Verification System (Fund/SERV System), subject to the Funds' right to accept or reject orders for Shares.

5. Suspension or Withdrawal of Offering. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of Shares entirely or to certain persons or entities in a class or classes specified by us.

6. Selling Agent's Standing & Related Representations

(a) Delivery of Fund Materials, Offering Documents and Confirmations. You agree to deliver to each of your clients making purchases a copy of the then-current Offering Memorandum prior to the time of offering or sale. Subject to receipt of such material from Distributor, you agree thereafter to deliver to such clients copies of the annual and interim reports and/or proxy solicitation and repurchase or tender offer materials (as applicable) of a Fund and any other communications made by a Fund to all of its investors (collectively, "Fund Materials"). You further agree to endeavor to obtain completed proxies from such purchasers and to forward them to the applicable Fund. Additional copies of the Fund Materials will be supplied to you in reasonable quantities upon request.

You agree that in making offers of Shares you will rely upon no statement whatsoever, written or oral, other than the statements in the Offering Documents delivered to you by us. You will not be authorized by a Fund to give any information or to make any representation not contained in the Offering Documents in connection with the sale of Shares.

(b) FINRA. You represent and warrant that you have full power and authority under applicable laws, rules or regulations to engage in the activities contemplated under this Agreement and are actually engaged in the investment banking or securities business and either are a member in good standing of FINRA or, if you are not such a member, you are a foreign bank, dealer or institution not eligible for membership in FINRA which agrees to make no sales within the United States, its territories or its possessions or to persons who are citizens thereof or residents therein, and in making other sales to comply with all applicable FINRA Rules. If you are a member of FINRA you agree to promptly notify us if you cease to be in good standing with FINRA. You further represent, by your participation in an offering of Shares, that you have provided to us all documents and other information required to be filed with respect to you, any related person or any person associated with you or any such related person pursuant to the supplementary requirements of FINRA Rule 5110 with respect to review of corporate financing to the extent that such requirements relate to such offering of Shares.

If you are a member of FINRA, you further agree that, prior to making an offering of Shares to any clients, you will, among other things, comply with FINRA Conduct Rule 2310 (Recommendations to Customers (Suitability)), which compliance shall include without limitation considering: (i) the suitability of this investment with respect to the client's investment objectives and personal situation, (ii) factors such as the client's personal net worth, income, age, risk tolerance and liquidity needs, and (iii) whether the client's risk profile is suitable for this investment.

(c) Registered Broker-Dealer. You represent that you are a broker or dealer registered under the Exchange Act. You further represent that you have and will maintain all licenses and registrations necessary under applicable federal, state and foreign laws, rules and regulations, including the rules and regulations of any self-regulatory organization with competent jurisdiction over you, to provide the services contemplated to be provided under this Agreement. You agree to notify us immediately if you cease to be registered or licensed as a broker or dealer.

(d) SIPC. You agree to promptly notify us if you are not now a member of the Securities Investor Protection Corporation or its successor ("SIPC"), or if at any time during the term of this Agreement you cease being a member of SIPC.

(e) Complaints; Litigation; Regulatory Proceedings. You agree to promptly advise the Distributor if you receive notice of any client complaint, litigation initiated or threatened, or communication by any regulatory authority which relates to a Fund or to a transaction in Shares by you, and you agree to provide us information and documentation thereon as we may reasonably request, subject to confidentiality obligations.

(f) Applicable Laws and Regulations. In addition to the laws, rules and regulations specifically referenced in this Section 6, you agree to comply with all applicable laws, rules or regulations (including, without limitation, the FINRA Rules) in connection with your activities under this Agreement.

(g) Shares. You understand that the Shares have not been registered under the Securities Act or any securities laws or rules of any state, territory or other jurisdiction, and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and such blue sky laws. You agree that you shall not solicit offers for, or offer or sell, the Shares by any form of general solicitation or general advertising within the meaning of Section 4(a)(2) of the Securities Act, and Rule 506(b) of Regulation D thereunder, including the methods described in Rule 502(c) of Regulation D. You further agree not to offer or sell or arrange for the offer or sale of the Shares except to those you reasonably believe are “accredited investors” (as defined in Rule 501 of Regulation D). You further agree that: (i) Shares of the Fund will be offered privately in the U.S. under Rule 506(b) of Regulation D; (ii) you are a “Covered Person,” as defined in Rule 506(d)(1); and (iii) you have not experienced any Disqualifying Event (as defined below) to date and shall notify the Distributor and Adviser promptly after you become aware that any relevant Covered Person experiences a Disqualifying Event. “Disqualifying Event” shall mean any disqualifying event, as described in Rule 506(d)(1) under the Securities Act other than: (i) a disqualifying event for which appropriate disclosure has been provided in accordance with Rule 506(e) under the Securities Act; or (ii) a disqualifying event that is the subject of a waiver pursuant to Rule 506(d)(2) under the Securities Act.

7. Anti-Money Laundering. You hereby certify that you have established and maintain an anti-money laundering program that includes written policies, procedures and internal controls reasonably designed to identify your clients and have undertaken appropriate due diligence efforts to "know your customers" in accordance with all applicable anti-money laundering regulations in your jurisdiction including, where applicable, the USA PATRIOT Act of 2001 (the "Patriot Act"). You represent and warrant that any money contributed to a Fund by or on behalf of an investor introduced by you, will not be directly or indirectly derived from activities that may contravene U.S. federal, state and international laws and regulations including anti-money laundering laws and that any investor introduced to a Fund by you shall not be a person or entity listed in Executive Order 13224, Blocking Terrorist Property And Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, or the Annex thereto, as published at http://www.treas.gov/terrorism.html. You further confirm that you will monitor for suspicious activity in accordance with the requirements of the Patriot Act. You agree to provide us with such information as we may reasonably request, including but not limited to the filling out of questionnaires, attestations and other documents, to enable us to fulfill our obligations under the Patriot Act, and, upon our request. Upon filing a Section 314 notice you agree to forward a copy to us, and further agree to comply with all applicable requirements under the Patriot Act and applicable implementing regulations concerning the use, disclosure, and security of any information that is shared.

8. Privacy.

You acknowledge that we are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq., pursuant to which regulations we are required to obtain certain undertakings from you with regard to the privacy, use and protection of nonpublic personal financial information of our clients or prospective clients. Therefore, notwithstanding anything to the contrary contained in this Agreement, you agree that: (a) you shall not disclose or use any Client Data (as defined in the last sentence of this Section 8) except to the extent necessary to carry out your obligations under this Agreement and for no other purpose; (b) you shall not disclose Client Data to any third party, including, without limitation, your third party service providers without our prior consent and an agreement in writing from the third party to use or disclose such Client Data only to the extent necessary to carry out your obligations under this Agreement and for no other purposes; (c) you shall maintain, and shall require all third parties approved under subsection (b) to maintain, effective information security measures to protect Client Data from unauthorized disclosure or use; and (d) you shall provide us with information regarding such security measures upon our reasonable request and promptly provide us with information regarding any failure of such security measures or any security breach related to Client Data. The obligations set forth in this Section shall survive termination of the Agreement. For purposes of this Agreement, Client Data means the nonpublic personal information (as defined in 15 U.S.C. § 6809(4)) of the Distributor's clients or prospective clients (and/or the Distributor's parent, affiliated or subsidiary companies) received by the Selling Agent in connection with the performance of its obligations under the Agreement, including, but not limited to: (a) an individual's name, address, e-mail address, IP address, telephone number and/or social security number; (b) the fact that an individual has a relationship with the Distributor and/or its parent, affiliated or subsidiary companies; or (c) an individual's account information.

9. Distribution and Shareholder Services.

(a) Provision of Services. You agree to maintain accounts and provide certain distribution and other shareholder services for your clients who have purchased or otherwise acquired Shares in an offering subject to this Agreement, including, without limitation: (i) selling Shares of the Fund; (ii) marketing the Fund consistent with applicable limitations on private placements as set forth in Regulation D under the Securities Act; (iii) handling inquiries from clients regarding a Fund, including, but not limited to, questions concerning their investments in a Fund, and reports and tax information provided by a Fund; (iv) assisting in the enhancement of communications between clients and a Fund; (v) notifying a Fund of any changes to shareholder information, such as changes of address; (vi) providing such other information and shareholder services as may be reasonably requested by us; (vii) assisting in any transfer of Shares made in accordance with the terms of the then-current Offering Memorandum; and (viii) assisting in any repurchase or tender offers conducted by Fund (as applicable), including, but not limited to: delivering to each client in a timely manner any applicable repurchase or tender offer material, responding to client inquiries about procedures for tendering Shares, tendering Shares on behalf of clients that wish to participate in the repurchase or tender offer, remitting repurchase or tender proceeds to the appropriate clients, and in the event the Fund is required to pro rate repurchase or tender offers, determining correct allocations among your clients of any repurchase or tender proceeds and any Shares not purchased in the repurchase or tender offer.

(b) Compensation. Compensation for the services performed by you pursuant to this Section 9 is set forth in Annex B hereto, as may be amended by the parties hereto from time to time.

10. Indemnification.

(a) You agree to indemnify and hold harmless the Distributor, the Funds and each person affiliated with the Distributor or the Funds, and their respective officers, directors, employees, partners and shareholders from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with the performance of your obligations under this Agreement or your breach of any of its provisions; except insofar as such loss, liability, claim, damage, or expense is caused by the willful misfeasance, bad faith, gross negligence or reckless disregard of the Distributor in the performance of its obligations and duties under this Agreement.

(b) Distributor agrees to indemnify and hold harmless Selling Agent (for the purposes of this Section, "Selling Agent" shall mean you, your directors, officers, employees and agents, and any person who is or may be deemed to be a controlling person of Selling Agent) from and against any and all losses, claims, damages, liabilities or expenses (including the reasonable costs of investigation and attorney's fees and expenses as such expenses are incurred by Selling Agent in any action or proceeding between the parties to this Agreement or between Selling Agent and any third party) to which Selling Agent may become subject, insofar as any such loss, claim, damage, liability or expense (or action with respect thereto) arises out of or is based on any untrue statement of a material fact contained in any Offering Document relating to an offering of Shares, or arises out of or is based on the failure to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Distributor's obligation to indemnify and hold harmless Selling Agent applies only with respect to such statements or omissions of material fact relating to information about the Distributor furnished in writing by the Distributor expressly for use in any such Offering Documents.

(c) The provisions of this Section 10 shall survive termination of this Agreement.

11. Termination; Supplements and Amendments. This Agreement shall become effective as of the date first set forth above and may be terminated at any time by either party upon notice to the other parties hereto; provided, however, that the terms and conditions set forth in Section 9 shall continue in effect until terminated by a written instrument setting forth the mutual agreements of the Funds and you for the disposition of any Shares held by you for your clients' accounts. This Agreement may be supplemented or amended by us by written notice thereof to you, and any such supplement or amendment to this Agreement shall be effective with respect to any offering of Shares to which this Agreement applies after the date of such supplement or amendment. Each reference to "this Agreement" herein shall, as appropriate, be to this Agreement as so amended and supplemented.

12. Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties hereto and the respective successors and assigns of each of them.

13. Confidentiality. The parties agree to keep the existence and the terms of this Agreement confidential and not to disclose such terms unless they are made public other than due to a breach of this Section 13 by the affected party or as required by law in which case the affected party shall give the other parties as is reasonably practicable the right to contest such law and/or limit the scope of the required disclosure. The Selling Agent agrees that neither it nor any of its affiliates shall publicly disparage the Funds, the Distributor or any of their respective affiliates.

14. Entire Agreement. This Agreement represents the entire agreement between the parties and supersedes any prior agreement entered into by the parties hereto (or their respective predecessors) with respect to the Shares. In the event that any provision hereof is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity shall be limited to the jurisdiction in question, and such invalidity to the extent so held by such court. For the avoidance of doubt, the decision of a given court having jurisdiction over a given premises that any provision hereof is invalid or unenforceable shall have no effect whatsoever in respect of any such premises.

15. Governing Law. This Agreement and the terms and conditions set forth herein with respect to any offering of Shares shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Please confirm by signing and returning to us the enclosed copy of this Agreement that your subscription to or your acceptance of any reservation of any Shares pursuant to an offering shall constitute (i) acceptance of and agreement to the terms and conditions of this Agreement (as may be supplemented and amended pursuant to Section 11 hereof); together with and subject to any supplementary terms and conditions contained in any Written Communication from us in connection with such offering of Shares, all of which shall constitute a binding agreement between you and us, (ii) confirmation that your representations and warranties set forth herein are true and correct at that time, (iii) confirmation that your agreements set forth herein hereof have been and will be fully performed by you to the extent and at the times required thereby and (iv) acknowledgment that you have requested and received from us sufficient copies of the final Offering Memorandum in order to comply with your undertakings herein.

Very truly yours,

BREAKWATER GROUP DISTRIBUTION SERVICES, L.L.C.

By:
Name:	Gregory D. Jakubowsky
Title:	Chief Executive Officer
Address:
350 Madison Avenue, 20th Floor
New York, New York 10017
Tel.:	(212) 389-8710
Fax:	(212) 389-8750
Email:	gjakubowsky@alkeoncapital.com

By:

Annex A

LIST OF FUNDS

INNOVATION ACCESS FUND	Class A
Class W
Class I

Annex B

Compensation Schedule for Innovation Access Fund (the "Fund")

1. With respect to Class A Shares of the Fund, you shall be entitled to charge an upfront sales load of up to 2.50% of an investor’s investment amount. In addition, the Distributor or the Adviser may pay you additional selling compensation of up to 1.50% of the purchase price of Class A Shares of the Fund.

2. In addition, with respect to Class A Shares of the Fund, you shall be entitled to receive an ongoing distribution and servicing fee of 0.85% (on an annualized basis) (the "Distribution and Shareholder Servicing Fee") of the net asset value of Class A Shares of the Fund. The Distribution and Shareholder Servicing Fee shall be determined as of the last day of the month and paid as soon as reasonably practicable, but not later than 15 days after the end of such month, and shall continue with respect to such Shares for so long as each Investor continues to (i) be a customer of Selling Agent and (ii) hold the Shares placed hereunder; provided, however, that no payments shall be made under this Agreement to the extent such payment causes the Fund to exceed applicable FINRA compensation limits.

3. With respect to Class W shares of the Fund, you shall not be entitled to charge an upfront sales load on sales of Shares.

4. In addition, you shall be entitled to receive an ongoing servicing fee of 0.25% (on an annualized basis) (the "Servicing Fee") of the net asset value of Class W Shares of the Fund. The Servicing Fee shall be determined as of the last day of the month and paid as soon as reasonably practicable, but not later than 15 days after the end of such month, and shall continue with respect to such Shares for so long as each Investor continues to (i) be a customer of Selling Agent and (ii) hold the Shares placed hereunder; provided, however, that no payments shall be made under this Agreement to the extent such payment causes the Fund to exceed applicable FINRA compensation limits.

5. In addition, with respect to Class I shares of the Fund, you shall not be entitled to receive any ongoing distribution and shareholder servicing fees from the Fund.

SCHEDULE B

[LIST OF BROKER-DEALERS TO BE INSERTED]

B-1